Exhibit 99.1

Transatlantic Holdings, Inc. Reports Fourth Quarter and Full Year 2011 Results

NEW YORK--(BUSINESS WIRE)--February 1, 2012--Transatlantic Holdings, Inc. (NYSE: TRH) today reported a net loss of ($57) million, or ($0.98) per common share (diluted), for the fourth quarter of 2011 compared to net income of $142 million, or $2.22 per common share (diluted), for the fourth quarter of 2010. Net operating loss for the fourth quarter of 2011 was ($71) million, or ($1.21) per common share (diluted), compared to net operating income of $133 million, or $2.09 per common share (diluted), in the fourth quarter of 2010.

Fourth quarter 2011 net loss and net operating loss include after-tax net catastrophe costs (net of reinsurance and net reinstatement premiums) of $110 million, which is net of tax benefits of $59 million. Such after-tax costs, as previously disclosed, consist principally of $72 million related to floods in Thailand and $33 million related to the February 2011 New Zealand earthquake. Fourth quarter 2010 net income and net operating income included after-tax net catastrophe costs of $7 million, which is net of related tax benefits of $16 million.

In addition, fourth quarter 2011 net loss and net operating loss include pre-tax merger-related costs of $75 million, which are included in “other expenses, net.” Of that amount, $67 million relates to a fee paid by TRH to Allied World Assurance Company Holdings, AG (NYSE: AWH) (“Allied World”), which represents the final amount due Allied World under the September 15, 2011 merger termination agreement. As most of these costs are not deductible, a minimal tax benefit of $4 million was recorded in the quarter for merger-related costs.

Michael C. Sapnar, President and Chief Executive Officer, commented, “Despite the impact of one of the worst years on record for insured catastrophe costs globally and significant costs associated with our merger-related activities, our book value per share grew 3.4% in 2011, as we benefited from the performance of our non-catastrophe book as well as $261 million of share repurchase activity during the year.

“Overall as we look to 2012, we are comfortable with our risk profile, given the product and geographic diversity of our exposures. Rate trends in the just completed January 1 renewal season developed as expected. Capacity in most classes of business remains plentiful although underwriters are taking a more selective approach. Pricing for catastrophe-exposed accounts improved, driven by both loss activity and industry model changes. We expect this to be the trend globally throughout 2012. Furthermore, while reinsurance rates, terms and conditions for general and specialty casualty business were essentially unchanged this renewal season, various signals point to the emergence of an improving pricing environment for U.S. casualty insurance products. In the current environment, we continue to be disciplined and highly selective in managing our book, while remaining ready to leverage the insights and relationships of our locally-based underwriters across our global footprint.”

On November 20, 2011, Transatlantic entered into an Agreement and Plan of Merger with Alleghany Corporation (NYSE: Y) (“Alleghany”) and Shoreline Merger Sub, Inc. (formerly Shoreline Merger Sub, LLC) (the “Alleghany Merger Agreement”), whereby Transatlantic will combine with Alleghany in a cash-and-stock transaction. Following completion of the transaction, Transatlantic will become an independent stand-alone subsidiary of Alleghany.

Mr. Sapnar added, “Transatlantic is a strong franchise with an exciting future. For customers, our product expertise, our global breadth and service capabilities and our financial strength make us a trusted partner. For stockholders, the combination of Transatlantic’s financial strength and market position with Alleghany’s leading U.S. specialty insurance platform and superior investment track record offers a compelling opportunity to share in the long-term value creation made possible through the merger, while enhancing Transatlantic’s ability to pursue its longer-term strategic objectives.”

Other highlights in the fourth quarter of 2011 include:

  Net premiums written of $863 million, a decline of 4.0% from the prior year quarter, excluding the impact of foreign exchange.
  Net investment income of $113 million, 6.6% less than the year ago period, largely as a result of a decline in income from other invested assets.
  Combined ratio of 113.5%, which includes 17.6 percentage points related to net catastrophe costs. Such pre-tax net catastrophe costs totaled $169 million in the quarter, consisting principally of $110 million related to floods in Thailand and $51 million related to the February 2011 New Zealand earthquake. In the 2010 fourth quarter, pre-tax net catastrophe costs totaled $23 million, and added 2.5 percentage points to the combined ratio.
  Net loss and loss adjustment expense reserves of $9.03 billion at quarter-end, an increase of $105 million (which is net of a decrease of $109 million due to foreign exchange) in the quarter.
  Net operating cash inflows of $94 million, which include the impact of significant catastrophe and merger-related costs paid during the quarter, including the termination fee paid to Allied World.
  Stockholders’ equity of $4.08 billion at quarter-end. During the quarter, TRH repurchased approximately 4.3 million of its outstanding common shares under its previously announced share repurchase program for $220 million. Pursuant to the merger agreement with Alleghany, share repurchases and dividend declarations were discontinued as of November 20, 2011.
  Book value per common share of $71.15 at December 31, 2011, a 2.1% increase during the quarter.

For the full year of 2011, net loss totaled ($99) million, or ($1.62) per common share (diluted), compared to net income of $402 million, or $6.19 per common share (diluted), for 2010. Net operating loss for the full year of 2011 totaled ($156) million, or ($2.54) per common share (diluted), compared to net operating income of $383 million, or $5.89 per common share (diluted), in the same year ago period.

Results for the year 2011 included the following items:

  Pre-tax net catastrophe costs of $852 million partially offset by related tax benefits of $298 million, compared to pre-tax net catastrophe costs of $202 million partially offset by related tax benefits of $71 million in 2010.
  Net favorable loss reserve development related to prior accident years of $122 million, which is net of adverse development related to prior years' catastrophe events of $3 million. Net favorable development in 2010 totaled $57 million, which includes favorable development related to prior years’ catastrophe events of $4 million.
  Pre-tax costs associated with merger-related activities of $138 million, included in “other expenses, net,” offset by a minimal tax benefit related to such costs of $6 million. Of such pre-tax costs, $115 million represents termination fees and expense reimbursements paid to Allied World.

The calculation of catastrophe cost estimates involves a significant amount of judgment and is based on information presently available. Such estimates are often heavily reliant on industry loss predictions, preliminary data from cedants, output from catastrophe modeling software and market share analysis. Due to the preliminary nature of information used to prepare these estimates, among other factors, the ultimate costs that TRH will incur related to these events may differ materially from these estimates.

On January 26, 2012, TRH reached an agreement with American International Group, Inc. (“AIG”) to settle a dispute, previously in arbitration, which arose as a result of losses claimed by TRH from its participation in a securities lending program administered and managed by AIG. The agreement calls for the parties to attempt to reach a mediated settlement involving the securities lending program, along with various other business issues that were not the subject of the arbitration proceedings. If a mediated settlement is not reached, the parties have agreed that the mediator will determine the amount of a settlement payment to TRH by June 1, 2012 with respect to the securities lending claims alone within a range between $45 million and $125 million. TRH will record the benefit resulting from this settlement when the final outcome is determined. The agreement settles all of the claims in the arbitration without any admission of liability by any party.

Please refer to the Investor Information–News–Earnings Information section of TRH’s website at www.transre.com for a copy of the Fourth Quarter 2011 Financial Supplement which includes additional information on TRH’s financial performance.

As announced on December 21, 2011, TRH stockholders of record at the close of business on Wednesday, January 4, 2012, are entitled to receive notice of, and to vote at, the special meeting of TRH stockholders being held to consider and vote upon the adoption of the previously announced Alleghany Merger Agreement. The special meeting will be held on Monday, February 6, 2012, at 10:00 a.m., New York City time, at The Down Town Association, 60 Pine Street, New York, New York. The merger is expected to close in the first quarter of 2012.

The performance of TRH is commonly assessed by analysts and others based on performance measures which are not defined under GAAP. Those measures include net operating income (loss) (“NOI”), NOI Per Common Share (diluted) and annualized operating return on equity (“Annualized Operating ROE”). NOI is defined as GAAP net income (loss) excluding realized net capital gains (losses) and the gain (loss) on early extinguishment of debt, net of taxes. NOI Per Common Share (diluted) represents NOI divided by average common shares outstanding on a diluted basis. Annualized Operating ROE is defined as NOI divided by the average of beginning and ending stockholders’ equity, or for the three month periods, NOI divided by the average of beginning and ending stockholders' equity multiplied by four. In addition, GAAP annualized return on equity (“GAAP Annualized ROE”) is defined as GAAP net income (loss) divided by the average of beginning and ending stockholders’ equity, or for the three month periods, GAAP net income divided by the average of beginning and ending stockholders’ equity multiplied by four. TRH uses these measures in analyzing its performance as these measures focus on the core fundamentals of TRH’s operations. While TRH considers realized net capital gains (losses) and the gain (loss) on early extinguishment of debt as integral parts of its business and results, such items are not indicative of the core fundamentals of TRH’s operations. TRH believes these measures are of interest to the investment community because they provide additional meaningful methods of evaluating certain aspects of TRH’s operating performance from period to period on bases that are not otherwise apparent under GAAP. These non-GAAP measures, namely, NOI, NOI Per Common Share (diluted) and Annualized Operating ROE should not be viewed as substitutes for GAAP net income (loss), GAAP net income (loss) per common share on a diluted basis and GAAP Annualized ROE, respectively. Reconciliations of NOI, NOI Per Common Share (diluted) and Annualized Operating ROE to GAAP net income (loss), GAAP net income (loss) per common share on a diluted basis and GAAP Annualized ROE, respectively, the most directly comparable GAAP measures, are included later in this press release.

TRH’s GAAP combined ratio and its components are presented in accordance with the methodology commonly used by insurance industry analysts and TRH’s peers. The property and casualty insurance and reinsurance industries use the combined ratio as a measure of underwriting profitability. The combined ratio represents the sum of the loss ratio and the underwriting expense ratio. The loss ratio represents net losses and loss adjustment expenses incurred expressed as a percentage of net premiums earned. The underwriting expense ratio represents the sum of the commission ratio and the other underwriting expense ratio. The commission ratio represents the sum of net commissions and the decrease (increase) in deferred policy acquisition costs expressed as a percentage of net premiums earned. The other underwriting expense ratio represents other underwriting expenses expressed as a percentage of net premiums earned.

Net loss and loss adjustment expense reserves represent unpaid losses and loss adjustment expenses net of related reinsurance recoverable, and are presented in accordance with principles prescribed or permitted by insurance regulatory authorities.

In addition, book value per common share is defined as stockholders’ equity divided by common shares outstanding.

About Transatlantic Holdings, Inc.

Transatlantic Holdings, Inc. is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Fair American Insurance and Reinsurance Company (formerly Putnam Reinsurance Company), offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit – www.transre.com – for additional information about Transatlantic.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties, including expectations regarding the aggregate net impact on TRH from recent catastrophe losses. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with the ability to consummate the merger with Alleghany and the timing of the closing of the merger; the ability to successfully integrate our operations and employees; the ability to realize anticipated benefits and synergies of the transaction; the potential impact of the announcement of the transaction or consummation of the transaction on relationships, including with employees, credit rating agencies, customers and competitors; the ability to retain key personnel; the ability to achieve targets for investment returns, revenues, and book value per share; changes in financial markets, interest rates and foreign currency exchange rates; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of loss reserves; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the cyclical nature of the property and casualty insurance industry; judicial, legislative, political and other governmental developments; management’s response to the factors described herein; and those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) from time to time, including those detailed in the “Cautionary Statement Regarding Forward-Looking Information”, “Risk Factors” and other sections of TRH’s Form 10-K and other filings with the SEC. TRH is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information about the Proposed Transaction and Where to Find It

This communication contains information about a proposed merger between TRH and Alleghany. In connection with the proposed merger, Alleghany has filed with the SEC, and the SEC declared effective on January 5, 2012, a registration statement on Form S-4, which includes TRH’s proxy statement as part of the joint proxy statement/prospectus, that provides details of the proposed merger and the attendant benefits and risks. This communication is not a substitute for the joint proxy statement/prospectus or any other document that TRH or Alleghany may file with the SEC or send to their stockholders in connection with the proposed merger. Investors and security holders are urged to read the joint proxy statement/prospectus, and all other relevant documents filed with the SEC or sent to stockholders as they become available because they will contain important information about the proposed merger. You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents filed by TRH and Alleghany with the SEC at the SEC’s website at www.sec.gov. You may also obtain these documents by contacting TRH’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com; or by contacting Alleghany at Alleghany Corporation, 7 Times Square Tower, New York, New York 10036.

TRH and Alleghany and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about TRH’s directors and executive officers is available in Transatlantic’s proxy statement dated April 8, 2011 for its 2011 Annual Meeting of Stockholders and in the definitive joint proxy statement/prospectus related to the proposed merger, which was filed with the SEC on January 6, 2012. Information about Alleghany’s directors and executive officers is available in Alleghany’s proxy statement dated March 17, 2011 for its 2011 Annual Meeting of Stockholders and in the definitive joint proxy statement/prospectus related to the proposed merger, which was filed with the SEC on January 6, 2012. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, will be contained in the other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.

This communication does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or a solicitation of any vote or approval.

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data
Statement of Operations Data:
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2011	2010	Change	2011	2010	Change
	(in thousands, except per share data)
Revenues:
Net premiums written	$863,423	$900,775	(4.1)%	$3,859,567	$3,881,693	(0.6)%
Decrease (increase) in net unearned premiums	98,524	33,207		(40,105)	(23,073)
Net premiums earned	961,947	933,982	3.0	3,819,462	3,858,620	(1.0)
Net investment income	113,262	121,323	(6.6)	457,558	473,547	(3.4)
Realized net capital gains:
Total other-than-temporary impairments	(1,023)	(836)		(4,163)	(14,685)
Less: other-than-temporary impairments
recognized in other comprehensive
income (loss)	-	-		-	6,713
Other-than-temporary impairments
charged to earnings	(1,023)	(836)		(4,163)	(7,972)
Other realized net capital gains	21,752	13,982		92,763	38,073
Total realized net capital gains	20,729	13,146		88,600	30,101
Loss on early extinguishment of debt	-	-		(1,179)	(115)
Total revenues	1,095,938	1,068,451	2.6	4,364,441	4,362,153	0.1

Expenses:
Net losses and loss adjustment expenses	795,902	610,851		3,256,401	2,681,774
Net commissions	216,711	222,941		932,108	932,820
Decrease (increase) in deferred policy
acquisition costs	29,937	7,466		(11,506)	(2,898)
Other underwriting expenses	49,454	44,609		172,332	177,624
Interest on senior notes	16,383	17,080		66,769	68,272
Other expenses, net	79,608	6,425		163,004	31,773
Total expenses	1,187,995	909,372		4,579,108	3,889,365

(Loss) income before income taxes	(92,057)	159,079	(157.9)	(214,667)	472,788	(145.4)
Income taxes (benefits)	(34,574)	17,319		(115,448)	70,587
Net (loss) income	$(57,483)	$141,760	(140.5)	$(99,219)	$402,201	(124.7)

Net (loss) income per common share:
Basic	$(0.98)	$2.26	(143.6)%	$(1.62)	$6.28	(125.7)%
Diluted	(0.98)	2.22	(144.3)	(1.62)	6.19	(126.1)

Cash dividends declared per common share	$-	$0.21	(100.0)	$0.65	$0.83	(21.7)

Weighted average common shares outstanding:
Basic	58,412	62,821		61,424	64,092
Diluted	58,412	63,882		61,424	64,930

GAAP underwriting ratios:
Loss	82.7%	65.4%		85.3%	69.5%
Commission	25.6	24.6		24.1	24.1
Other underwriting expense	5.2	4.8		4.5	4.6
Underwriting expense	30.8	29.4		28.6	28.7
Combined	113.5%	94.8%		113.9%	98.2%

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data
As of December 31, 2011 and 2010

Balance Sheet Data:
	2011	2010
	(in thousands, except share data)
ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost (fair value: 2010-$1,240,678)	$-	$1,189,801
Available for sale, at fair value (amortized cost: 2011-$12,044,636; 2010-$10,727,717)	12,503,529	10,822,336
Equities, available for sale, at fair value (cost: 2011-$562,913; 2010-$476,516)	586,324	564,530
Other invested assets	266,185	275,977
Short-term investments, at cost (approximates fair value)	63,661	120,095
Total investments	13,419,699	12,972,739
Cash and cash equivalents	367,806	284,491
Accrued investment income receivable	146,494	150,695
Premium balances receivable, net	650,451	605,094
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	531,302	819,734
Deferred policy acquisition costs	250,710	238,296
Prepaid reinsurance premiums	10,188	75,291
Deferred tax assets, net	450,559	463,808
Other assets	107,464	95,206
Total assets	$15,934,673	$15,705,354
LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses	$9,529,003	$9,020,610
Unearned premiums	1,177,325	1,212,535
Senior notes	1,005,960	1,030,511
Other liabilities	139,432	157,239
Total liabilities	11,851,720	11,420,895

Preferred stock, $1.00 par value; shares authorized: 10,000,000; none issued	-	-
Common stock, $1.00 par value; shares authorized: 200,000,000; shares issued:
2011-67,854,755; 2010-67,611,341	67,855	67,611
Additional paid-in capital	340,151	318,064
Accumulated other comprehensive income	330,946	154,615
Retained earnings	3,850,218	3,988,891
Treasury stock, at cost: 2011-10,466,671; 2010-5,362,800 shares of common stock	(506,217)	(244,722)
Total stockholders' equity	4,082,953	4,284,459
Total liabilities and stockholders' equity	$15,934,673	$15,705,354

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Condensed Cash Flow Data:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)

Net cash provided by operating activities	$93,772	$301,797	$596,471	$1,061,003

Cash flows from investing activities:
Proceeds of fixed maturities available for sale sold	624,395	443,403	1,436,309	1,186,098
Proceeds of fixed maturities available for sale redeemed or matured	263,946	397,466	966,350	947,819
Proceeds of fixed maturities held to maturity redeemed	-	20,000	-	20,000
Proceeds of equities available for sale sold	80,752	12,467	356,890	200,953
Purchase of fixed maturities available for sale	(799,703)	(1,013,543)	(2,602,692)	(3,573,780)
Purchase of equities available for sale	(89,905)	(11,601)	(385,564)	(199,815)
Net (purchase) sale of other invested assets	(17,908)	213	950	7,082
Net sale of short-term investments	75,056	18,177	54,592	725,957
Change in other liabilities for securities in course of settlement	(6,865)	(47,309)	4,975	(6,510)
Net cash provided by (used in) investing activities	129,768	(180,727)	(168,190)	(692,196)

Cash flows from financing activities:
Dividends to stockholders	(12,681)	(13,222)	(52,652)	(52,611)
Common stock issued	402	1,907	(5,749)	(43)
Acquisition of treasury stock	(220,302)	(54,598)	(261,495)	(219,734)
Repurchase of senior notes	-	-	(26,110)	(3,105)
Other, net	342	4,620	1,902	3,279
Net cash used in financing activities	(232,239)	(61,293)	(344,104)	(272,214)

Effect of exchange rate changes on cash and cash equivalents	(8,069)	896	(862)	(7,825)

Change in cash and cash equivalents	(16,768)	60,673	83,315	88,768
Cash and cash equivalents, beginning of period	384,574	223,818	284,491	195,723
Cash and cash equivalents, end of period	$367,806	$284,491	$367,806	$284,491

Supplemental cash flow information:
Income taxes (paid) recovered, net	$(3,949)	$79,511	$(21,679)	$15,529
Interest (paid) on senior notes	(33,176)	(33,895)	(66,572)	(68,439)

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Comprehensive Income (Loss) Data:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)

Net (loss) income	$(57,483)	$141,760	$(99,219)	$402,201

Other comprehensive income (loss):
Net unrealized appreciation (depreciation) of investments, net of tax:
Net unrealized holding losses of fixed maturities on which
other-than-temporary impairments were taken	-	-	-	(6,713)
Net unrealized holding gains (losses) on all other securities	101,820	(266,119)	384,850	4,967
Reclassification adjustment for gains included in
net (loss) income	(11,142)	(14,101)	(86,245)	(53,791)
Deferred income tax (charge) benefit on above	(31,738)	98,077	(104,513)	19,438
	58,940	(182,143)	194,092	(36,099)

Change in retirement plan liabilities, net of tax:
Change in retirement plan liabilities	(886)	696	(1,859)	696
Deferred income tax benefit (charge) on above	310	(244)	651	(244)
	(576)	452	(1,208)	452

Net unrealized currency translation gain (loss), net of tax:
Net unrealized currency translation gain (loss)	3,031	30,679	(25,466)	185,479
Deferred income tax (charge) benefit on above	(1,061)	(10,738)	8,913	(64,918)
	1,970	19,941	(16,553)	120,561

Other comprehensive income (loss)	60,334	(161,750)	176,331	84,914

Comprehensive income (loss)	$2,851	$(19,990)	$77,112	$487,115

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Reconciliation of Non-GAAP Measures:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(dollars in thousands, except per share amounts)

Net (loss) income	$(57,483)	$141,760	$(99,219)	$402,201
Total realized net capital gains, net of tax(1)	(13,474)	(8,545)	(57,590)	(19,566)
Loss on early extinguishment of debt, net of tax(1)	-	-	767	75
Net operating (loss) income	$(70,957)	$133,215	$(156,042)	$382,710

Net (loss) income per common share (diluted)	$(0.98)	$2.22	$(1.62)	$6.19
Total realized net capital gains, net of tax(1)	(0.23)	(0.13)	(0.93)	(0.30)
Loss on early extinguishment of debt, net of tax(1)	-	-	0.01	-
Net operating (loss) income per common share (diluted)	$(1.21)	$2.09	$(2.54)	$5.89

GAAP annualized return on equity	(5.5)%	13.1%	(2.4)%	9.7%
Total realized net capital gains, net of tax(1)	(1.3)	(0.8)	(1.3)	(0.5)
Loss on early extinguishment of debt, net of tax(1)	-	-	-	-
Annualized operating return on equity	(6.8)%	12.3%	(3.7)%	9.2%

(1) Assumes a tax rate of 35%.

CONTACTS:
Transatlantic Holdings, Inc.
Thomas V. Cholnoky, 212-365-2292